Exhibit 99.1

Mateon Provides Update on its Rapid Antiviral Response Program Initially Targeting COVID-19

Company has formed a new Division, led by Dr. Cyril Empig, to develop a multi-modal approach to treating the COVID-19 and future emergent zoonotic outbreaks

Rapid response platform based on the Company’s proprietary small molecule, antisense, antibody and artificial intelligence (AI) technologies

AGOURA HILLS, California, March 2nd, 2020 — Mateon Therapeutics, Inc. (OTCQB:MATN) (“Mateon”) dedicated to development OT-101, a TGF-Beta antisense drug candidate, today provided an update on its rapid antiviral response program initially targeting the COVID-19 virus. The company has been evaluating its therapeutic and AI platforms to aid in the treatment of the current COVID-19 virus outbreak, in response to inquiries about the potential of its technologies. The company has made significant progress in deploying its clinical assets against the COVID-19 virus and realigning them against rare tropical diseases to take advantage of the Food and Drug Administration (FDA) Tropical Disease Priority Review Vouchers (RPVs) around these diseases. The new division will be dedicated to the development of rapid responses to the current COVID-19 virus outbreak, as well as future virus outbreaks, and will be led by Dr. Cyril Empig, who has been appointed Head of the Rapid Antiviral Response Program.

Dr. Empig has over 20 years of experience in infectious diseases, HIV biotherapeutics and vaccines, and viral response programs including herpes simplex virus and smallpox. He helped lead a $44 million Defense Threat Reduction Agency (DTRA) project for the treatment of hemorrhagic fever viruses (e.g., Ebola and Junín) using human monoclonal antibodies. Dr. Empig managed cross-functional teams and been involved in all stages of pharmaceutical product development from pre-clinical (inception to IND submission) to clinical research (Phase II/III) at Nantbio, Peregrine Pharmaceuticals, Pain Therapeutics, and Vaxgen.

The new division has already identified initial anti-viral candidates and has entered into collaborations with researchers at leading Institutions to help advance new product candidates, while simultaneously evaluating the most effective way to test candidates from the Company’s current therapeutic pipeline and AI capabilities. Taken together, the company plans to develop a rapid response program for therapeutics not just for the current COVID-19 virus, but for other future viruses. The program will encompass multiple approaches including: 1) proprietary small molecules, that modulate cathepsin activity, particularly cathepsin L or cathepsin K, which have shown promise for treating coronaviruses, including SARS and COVID-19 viruses, and Ebola; 2) OT-101, a known TGF-beta inhibitor, as treatment for viral-induced pneumonia, Human respiratory virus infections frequently result in pneumonia, which is partially the result of TGF-beta production by lung tissues; 3) deploying the company’s internal antibody discovery/engineering capabilities based on the extensive in-house experience of Dr. Chulho Park, our Chief Technology Officer and Dr. Vuong Trieu, our Chief Executive Officer, to rapidly produce new therapeutic monoclonal antibodies or to identify antibodies derived from patients that have mounted a protective response to the COVID-19 virus infection; and 4) undisclosed proprietary approaches based on the Company’s core antisense and AI capabilities.

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Dr. Empig stated “I am excited about the opportunity to build a program to leverage the unique resources available at Mateon to combat emerging viruses including the COVID-19 virus. We have already initiated testing of initial drug candidates and are exploring avenues to rapidly progress these into clinical testing as soon as possible.”

In addition to therapeutic approaches for inhibiting virus replication and treating the consequences of infection, the Company is also evaluating the potential of its AI Vision technology to be deployed to help monitor patients infected with the current COVID-19 virus, or any future viruses, while simultaneously reducing the need for direct contact with hospital personnel, which poses a risk to the caregivers.

Saran Saund, GM of AI Division of Mateon, stated: “We look forward to supporting this exciting new program to deal with the continual threat from zoonotic viruses. We are poised to deploy our AI technology as part of the new Rapid Response division of Mateon. By adapting our AI Vision/Blockchain technology, which is already being deployed in the Retail sector, we plan to create rapid response vision grid to monitor interactions within quarantine areas to maintain safe and effective monitoring of patients. Similar to the Amazon-Go cashier-less stores, this technology is already being used to follow shopper traffic flow and purchases in convenience stores without the need for human intervention and could readily be modified for rapid response applications in the field”

Dr. Vuong Trieu, President and Chief Executive Officer of Mateon stated: “We are cognizant of the broad technology base and tremendous value locked up within Mateon and we will look for unlocking shareholder value throughout our technology base as evidenced by this new effort. This Rapid Antiviral Response Program will be modeled after the ongoing EdgePoint AI development model at Mateon, which aims to grow the technology base and once established to have it function as a separate company or to have it acquired by a larger entity.”

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About Mateon

Mateon was created by the recent merger with Oncotelic – a developer of TGF-beta RNA therapeutics- and PoinTR- a cluster computer vision empowered blockchain company creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. The founding team members of Oncotelic were responsible for the development of Celgene’s Abraxane as a chemotherapeutic agent for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same team was also responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on pediatric cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

About EdgePoint AI

EdgePoint AI was established in order to advance the company’s revolutionary cluster-computer platform for AI that processes machine learning models at a fraction of the power and budget of mainstream computing in pharmaceutical manufacturing. The company’s technology solution “TrustPoint” provides an AI computing platform for pharmaceutical and healthcare verticals including blockchain support for manufacturing where data integrity and security are of utmost importance. EdgePoint is composed of a team of executives with pharmaceutical drug development, GMP manufacturing and deep AI knowledge. The team includes Steven King who was the former CEO of Peregrine Pharmaceuticals, Inc. (NASDAQ) and its wholly-owned contract biomanufacturing subsidiary Avid Bioservices, Inc., for over 15 years, during which time the company advanced its lead compound through Phase 3 development, while growing revenues to over $55 million; Seasoned executive, Saran Saund who has been founder, CEO and GM at several startups and public companies for which he returned significant value to shareholders in his startups and chief technology officer; Burcak Beser who has been founder and CTO of several successful private and public companies with over 144 patents during his career.

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About Mateon’s Lead Product Candidate, OT-101

High-grade gliomas (HGG) are characterized by a T-cell exhaustion signature and pronounced T-cell hyporesponsiveness of the tumor microenvironment (TME). Transforming growth factor beta 2 (TGFB2) has been implicated as a key contributor to the immunosuppressive landscape of the TME in HGG. OT101, a first-in-class RNA therapeutic, is designed to abrogate the immunosuppressive actions of TGF-beta 2. In a completed Phase 2 clinical study, OT-101 exhibited clinically meaningful single-agent activity and induced durable complete and partial responses in recurrent and refractory adult high-grade glioma patients, including adults with GBM. Further development of OT-101 may offer renewed hope for salvage therapy of pediatric diffuse intrinsic pontine glioma (DIPG) patients who have this rare and fatal disease. The FDA granted Mateon rare pediatric disease designation for DIPG. Under the FDA’s Rare Pediatric Disease Priority Review Voucher program, a sponsor who receives an approval of a new drug application or biologics license application for a product for the prevention or treatment of a rare pediatric disease may be eligible for a voucher, which can be redeemed to obtain priority review for any subsequent marketing application, and may be sold or transferred

About Tropical Disease Priority Review Voucher

FDA’s priority review vouchers are incentives meant to spur the development of new treatments for diseases that would otherwise not attract development interest from companies due to the cost of development and the lack of market opportunities. To do this, companies are given a special voucher which allows them to have any one of their drugs reviewed under FDA’s priority review system.

As an example, by bringing to market a vaccine to protect against Ebola, Merck qualifies for a tropical disease priority review voucher, an incentive meant to spur development of treatments for diseases that would otherwise be neglected because of a lack of financial incentive for the pharmaceutical industry. Merck can use the priority review voucher to secure a fast-tracked FDA review of a future drug or vaccine it wants to bring to the U.S. market. Priority review vouchers can also be sold. Prices for the vouchers have varied as more of them have been issued in the past few years, falling from a high of $350 million in 2015 to around $100 million more recently. In December, Bavarian Nordic sold a priority review voucher it had earned to an undisclosed purchaser for $95 million.

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Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “innovative”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

Email: ashah@oncotelic.com

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